     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998
                                                     REGISTRATION NO. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           ARBOR SOFTWARE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                 77-0277772
  (State or Other Jurisdiction         (I.R.S. Employer Identification Number)
 of Incorporation or Organization)

                              1344 CROSSMAN AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 744-9500

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                STEPHEN V. IMBLER
                             CHIEF FINANCIAL OFFICER
                           ARBOR SOFTWARE CORPORATION
                              1344 CROSSMAN AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 744-9500

    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)
                      THE COMMISSION IS REQUESTED TO SEND
                        COPIES OF ALL COMMUNICATIONS TO:

                         ROBERT V. GUNDERSON, JR., ESQ.
                            STEVEN M. SPURLOCK, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 321-2400


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
      Title of Securities             Amount to be        Proposed Maximum         Proposed Maximum Aggregate       Amount of
        to be Registered               Registered     Offering Price per Unit (1)      Offering Price (1)      Registration Fee (2)
-----------------------------------------------------------------------------------------------------------------------------------
  4-1/2% Convertible Subordinated     $100,000,000             100%                       $100,000,000               $30,304
          Notes Due 2005
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001 per    1,774,403 (3)             N/A                            N/A                     N/A
               share
-----------------------------------------------------------------------------------------------------------------------------------

(1)   Estimated solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457 (i) there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
(3) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Notes being registered hereunder by means of adjustment of the conversion price.


                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1998

                           ARBOR SOFTWARE CORPORATION

           $100,000,000 4-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                        1,774,403 SHARES OF COMMON STOCK

        This Prospectus relates to $100,000,000 aggregate principal amount of 4-1/2% Convertible Subordinated Notes due 2005 (the "Notes") of Arbor Software Corporation, a Delaware Corporation ("Arbor" or the "Company"), and 1,774,403 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (all such shares of Common Stock collectively referred to herein as the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were initially acquired from the Company by Morgan, Stanley & Co. Incorporated, and BancAmerica Robertson Stephens (the "Initial Purchasers") in March, 1998 in connection with a private placement. See "Description of Notes."

        The Notes are convertible into Common Stock of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of $56.357 per share, subject to adjustments in certain events. On June 11, 1998, the closing price of the Common Stock on the Nasdaq National Market was $32 9/16 per share. The Common Stock is traded under the symbol "ARSW."

        The Notes do not provide for a sinking fund. The Notes are redeemable at the option of the Company on at least 30 days notice, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest, except that no redemption may be made prior to March 20, 2001. Upon a Fundamental Change (as defined), each holder of Notes shall have the right, at the holder's option, to require the Company to redeem such holder's Notes at declining redemption prices, subject to adjustments in certain events as described herein, together with accrued interest. See "Description of Notes -- Optional Redemption by the Company" and "-- Redemption at Option of the Holder."

        The Notes are unsecured general obligations of the Company and are subordinated in right of payment, originally issued in a private placement, to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The Indenture (as defined) does not restrict the incurrence of any other indebtedness or liabilities, including Senior Indebtedness, by the Company or its subsidiaries. See "Description of Notes -- Subordination of Notes."

        The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. For a description of certain income tax consequences to holders of the Notes, see "Certain Federal Income Tax Considerations." No assurance can be given that any market for the Notes will develop or be maintained.

        The Notes and the Shares are being registered to permit public secondary trading of the Notes and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to the holders of the Notes or the underlying Common Stock) in connection with the registration and sale of the Notes and the underlying Common Stock covered by this Prospectus.

        The Company will not receive any of the proceeds from sales of Notes or the Shares by the Selling Securityholders. The Notes and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profits received by such broker-dealers on the resale of the Notes or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

                                   -------------

SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -------------

                THE DATE OF THIS PROSPECTUS IS ___________, 1998

                                TABLE OF CONTENTS


                                                                         PAGE

AVAILABLE INFORMATION......................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................2
THE COMPANY................................................................3
RISK FACTORS...............................................................5
USE OF PROCEEDS...........................................................15
DIVIDEND POLICY...........................................................15
RATIO OF EARNINGS TO FIXED CHARGES........................................15
DESCRIPTION OF NOTES......................................................16
DESCRIPTION OF CAPITAL STOCK..............................................27
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................29
SELLING SECURITYHOLDERS...................................................33
PLAN OF DISTRIBUTION......................................................35
LEGAL MATTERS.............................................................37
EXPERTS...................................................................37
ANNEX A--FORM OF SELLING SECURITYHOLDER NOTICE AND QUESTIONNAIRE..........A-1

                                    ---------


        Arbor, Arbor Software, Essbase and Driving Business Performance are registered trademarks of the Company, and Essbase-Ready, WIRED for OLAP and the Arbor Software logo are trademarks of the Company. All other trademarks or trade names referred to herein are the property of their respective owners.

                                    ---------

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's world wide web site at http://www.sec.gov.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the Notes and Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                                    ---------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference in this Prospectus and made a part hereof:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed with the Commission on June 10, 1998.

        2. The Company's Current Report on Form 8-K, dated March 5, 1998, filed with the Commission on March 17, 1998.

        3. The Company's Current Report on Form 8-K, dated May 25, 1998, filed with the Commission on May 29, 1998.

        4. The description of the Company's capital stock contained in the Company's Registration Statement filed on Form 8-A, dated October 9, 1995, and as amended on Form 8-A/A, dated November 3, 1995.

        All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering, including the preliminary proxy statement and the definitive proxy statement to be included in Form S-4 which the Company expects to file in connection with the Merger (as defined in the Form 8-K dated May 25, 1998, as filed with the Commission on May 29, 1998), shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Arbor Software Corporation, 1344 Crossman Avenue, Sunnyvale, California 94089, (408) 744-9500.

                                    ---------

        NO DEALER, SALESPERSON, SELLING SECURITYHOLDER OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITYHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus.


                                   THE COMPANY

        Arbor develops and markets enterprise on-line analytical processing ("OLAP") software for management reporting, analysis and planning applications. The Company's Arbor Essbase software is a powerful OLAP solution that integrates data from throughout an enterprise, including data from relational databases, data warehouses and other data repositories, and allows users to perform multidimensional analysis on this data utilizing spreadsheets, query tools, report writers and web browsers. Arbor Essbase users can easily access and organize large volumes of historical and projected data, rapidly perform interactive what-if scenario analyses and share this information with users throughout the enterprise. Arbor Essbase consists principally of Arbor Essbase OLAP Server, and complementary products that extend and enhance the functionality of the Arbor Essbase solution, including user tools, developer tools, server management and data integration modules, and application modules. Arbor Essbase is easy to use and deploy rapidly, possesses robust calculation capabilities, provides rapid response to user requests and incorporates user-generated scenario data. Arbor Essbase also has the flexibility to reorganize and present data from a variety of perspectives without disturbing the integrity of the underlying historical data or causing the degradation of network performance.

                                  THE OFFERING

Securities Offered............  $100,000,000 principal amount of 4 1/2% Convertible Subordinated Notes due 2005
                                   (the "Notes"), issued under an indenture dated as of March 15, 1998 between the
                                   Company and State Street Bank and Trust Company of California, N.A. as trustee
                                   (the "Trustee"), and Common Stock issuable upon conversion thereof.  See
                                   "Description of Notes."

Interest Payment Dates........  March 15 and September 15, commencing September 15, 1998.

Conversion....................  The Notes are convertible at the option of the holder at any time after 90 days following the latest date of original issuance thereof through maturity, unless previously redeemed, into Common Stock at a conversion price of $56.357 per share, subject to adjustment in certain events.  See "Description of Notes --
                                   Conversion of Notes."

Subordination.................  The Notes are subordinated to all existing and future Senior Indebtedness (as defined).  As of March 31, 1998, the Company had an insignificant amount of indebtedness outstanding that would have constituted Senior Indebtedness.  The
                                   Indenture does not limit the amount of indebtedness, including Senior
                                   Indebtedness, that the Company may incur.  See "Description of Notes --
                                   Subordination of Notes."

Redemption....................  The Notes are not redeemable by the Company prior to March 20, 2001.  Subject to the foregoing, the Notes are redeemable on at least 30 days' notice at the option of the Company in whole or in part, at any time, at the redemption prices set forth in "Description of Notes," in each case together with accrued interest.

Fundamental Change............  Upon the occurrence of any Fundamental Change (as defined) prior to the maturity of the Notes, each holder shall have the right, at such holder's option, to require the Company to redeem all or any part (provided that the principal amount is
                                   $1,000 or an integral multiple thereof) of such holder's Notes at the redemption prices set forth in "Description of Notes," subject to adjustment in certain events, together with accrued interest.  See "Description of Notes -- Redemption at Option of the Holder."

Use of Proceeds...............  The Company will not receive any of the proceeds from sale of any of the Notes or the Shares by the Selling Securityholders.


Registration Rights...........  Upon any failure of the Company to comply with certain of its obligations under the
                                   Registration Rights Agreement, certain predetermined liquidated damages will be payable by the Company to those holders of the Notes and those holders of Common Stock issued upon conversion of the Notes who have requested to sell pursuant to the registration statement.



                                  RISK FACTORS

        This Prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to the Company as of the date of such documents. The Company assumes no obligation to update any such forward-looking statements. The Company's actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus and incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus and incorporated by reference herein, including without limitation, the factors discussed in "Risk Factors" set forth in the preliminary proxy statement and the definitive proxy statement to be included in Form S-4 which the Company expects to file in connection with the Merger (as defined in the Form 8-K dated May 25, 1998, as filed with the Commission on May 29, 1998), which shall be deemed incorporated by reference in this Prospectus upon its filing with the Commission.

        Fluctuations in Quarterly Results; Future Operating Results Uncertain. The Company's quarterly operating results could vary significantly in the future depending on a number of factors, including: (i) demand for the Company's Arbor Essbase software and related products; (ii) the number, timing and significance of product enhancements and new product announcements by the Company and its current or future competitors; (iii) changes in pricing policies by the Company or its competitors; (iv) the level of price and product competition; (v) unanticipated events or announcement relating to the Merger; (vi) the Company's relationships with and the consistency of sales generated by its indirect channel partners; (vii) the integration of newly acquired products, technologies and businesses, if any, by the Company; (viii) the impact of acquisitions by competitors and indirect channel partners; (ix) changes in the mix of indirect channels through which its products are offered; (x) customer order deferrals in anticipation of enhancements to its products or enhancements or new products of competitors or in anticipation of the Merger; (xi) the ability of the Company to develop, introduce and market new and enhanced versions of Arbor Essbase and complementary products on a timely basis; (xii) changes in the Company's sales incentive strategy; (xiii) the timing of revenue recognition under the Company's agreements and changes in accounting standards with respect to revenue recognition; (xiv) the size, timing and structure of significant licenses; (xv) changes in Company strategy; (xvi) the level of the Company's international revenues; (xvii) the renewal of maintenance and support agreements; (xviii) product life cycles; (xix) software defects and other product quality problems;
(xx) personnel changes; (xxi) changes in the level of operating expenses; (xxii) successful development and marketing of platform-specific versions of Arbor Essbase by certain third parties that independently market such versions; (xxiii) foreign currency exchange rates; and (xxiv) general domestic and international economic and political conditions. The operating results of many software companies reflect seasonal trends, and the Company's business, operating results and financial condition may experience comparatively slower growth in its first fiscal quarter and summer months, which overlap into its second fiscal quarter. The Company sells substantially more product towards the end of each quarter, particularly in the last two weeks of the quarter, due in part to established buying patterns within the software industry. As a result, the magnitude of any quarterly fluctuations have not been, and may not become in the future, evident until the last few days of a quarter. Arbor Essbase orders are typically shipped shortly after receipt, and as a result the Company has limited ability to predict quarterly revenues at the beginning of any quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter.

        Due to all of the foregoing, revenues for any future quarter are not predictable with any significant degree of accuracy. Quarterly revenues are also difficult to forecast because the Company's sales cycle, from initial evaluation to license and maintenance and support purchases, varies substantially from customer to customer. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Although the Company has experienced significant growth in total revenues in recent years, the Company does not believe that historical growth rates are sustainable. Accordingly, the rate at which the Company has grown in the past should not be considered indicative of future revenue growth, if any, or future operating results. There can be no assurance that the Company will remain profitable on a quarterly or annual basis.

        The Company's expense levels are based in significant part on the Company's expectations of future revenues and therefore are higher than past expense levels, and are relatively fixed in the short run. If revenue levels are below expectations, net income is likely to be disproportionately affected. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis in the future. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially adversely affected.

        Competition. The market in which the Company competes is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The Company's current and potential competitors offer a variety of planning and analysis software solutions and generally fall within three categories: (i) vendors of multidimensional database and analysis software such as Oracle Corporation (Express); Gentia Software plc (formerly known as Planning Sciences International plc and Planning Sciences, Inc.) (Gentia); Applix, Inc. (TM1); Seagate Software, a subsidiary of Seagate Technology, Inc. (Holos); and Microsoft Corporation (Microsoft OLAP Server, currently in beta);
(ii) vendors of dedicated software applications for budgeting and financial consolidation such as Hyperion (Pillar and Enterprise); and (iii) vendors of relational/on-line analytical processing database software (ROLAP) such as Information Advantage, Inc. (Decision Suite); Informix Corporation (Metacube); and Microstrategy, Inc. (DSS Agent).

        The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Also, certain current and potential competitors have greater name recognition or more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. The Company expects additional competition as other established and emerging companies enter into the on-line analytical processing ("OLAP") software market and new products and technologies are introduced. In addition, as the Company develops and enhances Arbor Essbase and complementary products, the resulting new functionality may duplicate the functionality of, and thus compete with, other products offered by indirect channel partners. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.

        The Company's future success depends, in part, upon the availability of third party tools and applications that address customer requirements and work with Arbor Essbase through the Company's Arbor Essbase Application Programming Interface ("API"). Failure by third parties to support the Company's API or failure by the Company to adopt industry standard API's, if and when they emerge, could materially adversely affect the Company's business, operating results and financial condition.

        Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's existing and prospective customers. Further competitive pressures, such as those resulting from competitors' discounting of their products, may require the Company to reduce the price of Arbor Essbase and complementary products, which would materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

        Management of Growth; Acquisition-related Risks. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational, financial and other resources. As of March 31, 1998, the Company had grown to 420 employees since its inception in April 1991, and the Company expects that continued hiring of new personnel will be required to support the growth of its business. The

Company's future success will depend, in part, upon its ability to manage its growth effectively, particularly as the Company enhances and extends the functionality of Arbor Essbase with complementary products and expands its international distribution. This will require that the Company continue to implement and improve its operational, administrative and financial and accounting systems and controls and to expand, train and manage its employee base. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's business model. See "-- Hiring and Retention of Personnel."


        A key component of the Company's growth strategy is the acquisition of complementary businesses, products and technologies that meet the Company's criteria for revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Company. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that the Company will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities the Company may compete with other companies with similar growth strategies, certain of which competitors may be larger and have greater financial and other resources than the Company. Competition for these acquisition targets could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions, such as the acquisition of AppSource Corporation in December 1997 and the pending merger of the Company with Hyperion (the "Merger") as described in the Company's Current Report on Form 8-K, dated May 25, 1998, involve a number of other risks, including, among other things, adverse effects on the Company's reported operating results from goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, difficulties in managing diverse geographic sales and research and development operations, the diversion of management attention, potential disputes with the sellers of acquired entities, the possible failure to retain key acquired personnel and the impairment of relationships with employees and strategic partners as a result of such acquisitions or the integration of new personnel. Due to the foregoing, the Company's pursuit of an acquisition strategy or any individual acquisition may have a material adverse effect on the Company's business, operating results and financial condition.

        The Company's future performance will depend on the Company's ability to integrate any organizations acquired by the Company, including Hyperion if the Merger is approved, which, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. As a result, there can be no assurance that the Company will be able to integrate acquired businesses successfully, including Hyperion if the Merger is approved, or in a timely manner in accordance with its strategic objectives. If the Company is unable to manage internal or acquisition-based growth effectively, the Company's business, operating results and financial condition will be materially adversely affected.

        Uncertainty Relating to Integration as a Result of the Merger. The integration of Hyperion's and the Company's business and personnel following the Merger presents difficult challenges for Arbor's management, particularly in light of the increased time and resources required to effect the combination with Hyperion. Further, both the Company and Hyperion entered into the Agreement and Plan of Merger with the expectation that the Merger will result in synergies for the combined company. The combined company, however, will be more complex and diverse than either Arbor or Hyperion individually, and the combination and continued operation of their business operations will be difficult. While the management and the board of directors of both the Company and Hyperion believe that the combination can be effected in a manner that will realize the value of the combined company, the management group of the combined company has limited experience in combinations of this complexity or size. Accordingly, there can be no assurance that the process of effecting these business combinations can be effectively managed to realize the synergies anticipated to result therefrom.

        The Company and Hyperion entered into the Agreement and Plan of Merger, among other reasons, in order to achieve potential mutual benefits from combining each of their respective expertise and product lines for the enterprise software market. Realization of these potential benefits will require, among other things, integrating the companies' respective product offerings and coordinating the combined company's sales and marketing and research and development efforts. The Company and Hyperion each have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurance that such integration will be accomplished effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration of certain operations following the Merger will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during such integration. There can also be no assurance that the combined company will be able to retain all of its key technical, sales and other key personnel. Failure to effectively accomplish the integration of the operations of the Company and Hyperion could have a material adverse effect on the combined company's business, operating results and financial condition. Moreover, uncertainty in the marketplace or customer hesitation relating to the Merger could negatively affect the combined company's business, operating results and financial condition.

        Cost of Integration; Transaction Expenses. Transaction costs relating to the Merger and the anticipated combination of certain operations of the Company and Hyperion are expected to result in one-time charges to the combined company's earnings. Although it will not be feasible to determine the actual amount of these charges until the operational and transition plans are completed, the management of the Company and Hyperion believe that the aggregate charge will be approximately $20 million before taxes, although such amount may be increased by unanticipated additional expenses incurred in connection with the Merger. This aggregate charge is expected to include the estimated costs associated with financial advisory, accounting and legal fees, printing expenses, filing fees and other merger-related costs. While the exact timing of these expenses cannot be determined at this time, the management of the Company anticipates that this aggregate charge to earnings will be recorded primarily in the quarter ending September 30, 1998, the time at which the Merger is expected to be consummated.

        Potential Dilutive Effect to Stockholders. Although the Company and Hyperion believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the Company's and Hyperion's businesses, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to that which would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of the Company's Common Stock in connection with the Merger is likely to have a dilutive effect on the Company's earnings per share and there is no assurance that Company stockholders would not achieve greater returns on investment were the Company to remain an independent company.

        Dependence Upon Indirect Channel Partners. In addition to its direct sales force, the Company relies on indirect channel partners such as OEMs, VARs and distributors for licensing and support of Arbor Essbase in the United States and internationally. Sales by indirect channel partners for the fiscal years ended March 31, 1998, 1997 and 1996 were 23%, 25% and 28% of total revenues, respectively. The Company's indirect channel partners generally offer products of several different companies, including, in some cases, products that compete with Arbor Essbase, and if the Merger is approved, products that are competitive with Hyperion. Further, as the Company enhances the functionality in Arbor Essbase, develops complementary products or expands its product offerings through acquisition or other means, including the Merger, such enhancements and complementary products may duplicate the functionality of products already offered by its channel partners. In such event, sales of the Company's products by such channel partner may decline. There can be no assurance that the Company's current indirect channel partners will elect, or be able, to market or support Arbor Essbase or the Company's complementary products effectively or be able to release their Arbor Essbase embedded products in a timely manner, that the Company will be able to effectively manage channel conflicts, that economic conditions or industry demand will not adversely affect these or other indirect channel partners or that these indirect channel partners will not devote greater resources to marketing and supporting the products of other companies. No assurance can be given that revenues derived from indirect channel partners will not fluctuate significantly in subsequent periods or terminate entirely. The Company has been involved in litigation with a significant channel partner and, although such litigation has been settled, there can be no assurance that there will be no future disputes with current or future channel partners. Such disputes could materially adversely affect the Company's business, operating results and financial condition.

        Product Concentration; Dependence upon the Market for OLAP Server Software. All of the Company's revenues to date have been derived from licenses for Arbor Essbase and complementary products and services. The Company currently expects that Arbor Essbase-related revenues, including revenues from complementary products, as well as maintenance and support contracts, will continue to account for substantially all of the Company's revenues for the foreseeable future. If the Merger is approved by the stockholders of Arbor and Hyperion and the other closing conditions are satisfied, Arbor Essbase related revenues are expected to still account for a significant portion of the combined company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of Arbor Essbase, enhancements and extensions thereto and applications and tools therefor. There can be no assurance that Arbor Essbase will achieve continued or increased market acceptance or that the Company will be successful in marketing Arbor Essbase, enhancements thereto or applications therefor. A decline in demand for, or market acceptance of, Arbor Essbase as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. The Company intends to continue its efforts to improve and enhance Arbor Essbase by maintaining its commitment to an open architecture, extending its partnerships, integrating third party technologies, enhancing its linkage with leading general-purpose database management systems, continuing to evolve the Arbor Essbase OLAP Server, and developing complementary products. No assurance can be given that such efforts will enhance the value of the Company's product offerings to customers.

        Although sales of Arbor Essbase have increased in recent years, the market in which the Company competes is undergoing rapid change, and there can be no assurance that existing customers will continue to purchase or that potential customers will purchase Arbor Essbase and complementary products. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about Arbor Essbase and its functions and the market for OLAP solutions. However, there can be no assurance that such expenditures will enable Arbor Essbase to achieve any additional degree of market acceptance, and if the market for Arbor Essbase or utilization of OLAP tools and complementary applications in general fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. Historically, the software industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions during which MIS budgets often decrease. As a result, the Company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in the software industry.

        Risks Associated with International Operations. The Company's future financial performance will depend in large part on the growth and performance of the Company's international operations. The Company believes that in order to increase sales opportunities and profitability it will be required to expand its international operations. The Company maintains offices in Vancouver, British Columbia, Canada; London, United Kingdom; Paris, France; Frankfurt, Hamburg and Munich, Germany; and Sydney, Australia and is currently investing significant time, financial resources and management attention to developing its international operations, including the development of certain third party distributor relationships and the hiring of additional sales representatives. However, there can be no assurance that the Company will be successful in expanding its international operations or that the Company will be able to maintain or increase international market demand for Arbor Essbase. To the extent that the Company is unable to do so in a timely manner, the Company's international sales will be limited, and the Company's business, operating results and financial condition would be materially adversely affected. In the event of a dispute with an international distributor, it is possible that the Company would incur additional costs and expenses and certain obstacles to termination of the relationship, as the laws of certain foreign jurisdictions are more favorable to distributors than those of the United States. In addition, as the Company establishes and protects its trademarks in jurisdictions outside the United States, it is possible it will encounter opposition from entities claiming rights to such trademarks in those jurisdictions.

        International revenues, which are attributable primarily to direct export sales to customers in Europe, accounted for 16%, 13% and 10% of total revenues in the fiscal years ended March 31, 1998, 1997 and 1996, respectively. International sales are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, higher costs of doing business, costs of localizing products for different languages, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company or its indirect channel partners will be able to sustain or increase international revenues from international licenses and maintenance, support and other services, or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company's direct international sales are currently denominated in either United States dollars, British pounds sterling, German deutsche marks or French francs. Although exposure to currency fluctuations has not been material to date, there can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse impact on revenues from direct international sales and thus the Company's business, operating results or financial condition. Sales generated by the Company's indirect channel partners are currently paid to the Company in United States dollars. If, in the future, international indirect sales are denominated in local currencies, foreign currency translations may contribute to significant fluctuations in, and could have a material adverse effect upon, the Company's business, operating results and financial condition.

        Risks Associated with New Versions and New Products; Rapid Technological Change. The software industry, and specifically the market in which the Company competes, is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The life cycle of each version of Arbor Essbase is difficult to estimate. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by developing and introducing enhancements to Arbor Essbase and complementary products on a timely basis that keep pace with technological developments and emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to Arbor Essbase and complementary products that respond to technological change, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. The Company has in the past experienced delays in the release dates of enhancements to Arbor Essbase and complementary products. If the release dates of any future enhancements of Arbor Essbase or complementary products are delayed, or if when released, such products fail to achieve market acceptance, the Company's business, operating results and financial condition could be materially adversely affected. There can be no assurance that the introduction or announcement of new product offerings by the Company or the Company's competitors will not cause customers to defer or forego purchases of current versions of Arbor Essbase or complementary products, which could have a material adverse effect on the Company's business, operating results and financial condition.

        Hiring and Retention of Personnel. The Company's future operating results depend in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement for a term of service. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key managerial, technical or sales personnel or attract such personnel in the future. Two members of senior management recently joined the Company and there can be no assurance that the new management will be able to work effectively with existing management. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel, and there can be no assurance that the Company will not experience such difficulties in the future, particularly in the San Francisco Bay Area, where the employment market for qualified marketing and engineering personnel is extremely competitive. The Company, either directly or through personnel search firms, actively recruits qualified research and development, financial and sales personnel. If the Company is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on the Company's business, operating results and financial condition. As stock options are a customary component of compensation packages in the software industry, the Company will need to increase the size of its stock option pool, and there can be no assurance that requisite stockholder approval will be achieved. Without adequate stock option reserves, recruiting may be increasingly difficult. The business of the Company is likely to be disrupted by employee uncertainty and lack of focus as a result of the Merger, and the necessary integration of the combined company if such Merger is approved and the other closing conditions are satisfied. Such disruption could materially adversely affect the Company's business, operating results and financial conditions.

        Risk of Software Defects. Software products as internally complex as Arbor Essbase frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing by the Company, the Company has in the past released versions of Arbor Essbase with defects and has discovered software errors in Arbor Essbase and certain enhanced versions of Arbor Essbase after their introduction. Although the Company has not experienced material adverse effects resulting from any such defects and errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in new versions or enhancements after commencement of commercial shipments, including the recently released Arbor Essbase OLAP Server 5 ("Arbor Essbase 5"), resulting in loss of revenues or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.


        Risks Associated with Litigation and Related Costs. The Company's ongoing litigation with Gentia Software plc (formerly known as Planning Sciences International plc and Planning Sciences, Inc.) ("Gentia Software") has resulted in and will continue to result in increased legal costs to the Company. No assurance can be given as to when the litigation proceedings will be resolved or that management will not be distracted from their normal duties as a result of the proceedings. The Company believes that it has meritorious claims against Gentia Software and meritorious defenses against Gentia Software's claims that U.S. Patent No. 5,359,724 (the " '724 patent") is invalid, and intends to pursue vigorously its claims and defend against Gentia Software's claims. In addition, Gentia Software has filed two requests for reexamination of the '724 patent by the U.S. Patent and Trademark Office, both of which have been granted. The reexamination proceedings are currently pending. The outcomes of the Gentia Software litigation and the patent reexamination proceedings are uncertain at this time, and no assurance can be given that the outcome of the litigation will be in the Company's favor, or that the U.S. Patent and Trademark Office will not declare the '724 patent invalid or narrow the scope of its claims. Management believes that the outcome of the Gentia Software litigation or the reexamination proceedings will not have a material adverse effect on the Company's business, operating results or financial condition. However, should the '724 patent be declared invalid or the scope of its claims narrowed, competitors may be able to implement the technology described in the '724 patent, which could result in increased competition. Increased competition could materially adversely affect the Company's future business. See "-- Competition."



        Proprietary Rights and Risks of Infringement. The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under contract trade secret and copyright laws, which afford only limited protection. The Company currently has one United States patent and corresponding patent applications pending in Europe, Canada and Australia. There can be no assurance that the Company's patent will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the patents owned by the Company. See
"-- Risks Associated with Litigation and Related Costs."


        Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. The Company has entered into source code escrow agreements with a number of its customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its contractual obligations. The provision of source code may increase the likelihood of misappropriation by third parties.

        The Company expects that software developers will increasingly be subject to infringement claims, particularly patent claims, as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected. The Company is engaged currently in litigation with Gentia Software concerning the enforcement and validity of the '724 patent. In addition, Gentia Software has filed two requests for reexamination of the '724 patent by the U.S. Patent and Trademark Office, both of which have been granted. The reexamination proceedings are currently pending. See "-- Risks Associated with Litigation and Related Costs."


        The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which would materially adversely affect the Company's business, operating results and financial condition. In addition, there can be no assurance that third parties will not claim infringement by the Company with respect to the Company's products or enhancements thereto.

        Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Management does not believe that the functioning of Arbor Essbase is materially affected by dates containing the year 2000 or subsequent years. This is due to the fact that Arbor Essbase does not store date information as a data type in its database and does not perform date calculations. However, the Company could be adversely impacted by Year 2000 issues in its internal computer systems, as well as by Year 2000 issues faced by customers, resellers and service providers. For example, customer allocations of financial resources to deal with this issue may reduce their ability to purchase products such as Arbor Essbase and related products and services. This reallocation of financial resources could have an adverse effect on the Company's business, operating results and financial condition. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although the Company believes its software products are Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary software routines and programs necessary for the accurate calculation, display, storage and manipulation of data involving dates. If any of the Company's licensees experience Year 2000 problems, such licensee could assert claims for damages against the Company. Any such litigation could result in substantial costs and diversion of the Company's resources even if ultimately decided in favor of the Company. The occurrence of any of the foregoing could have a material adverse effect on the Company's business, operating results or financial condition.

        Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of federal, state or local laws or ordinances enacted in the future or judicial decisions. Although the Company has not experienced any material product liability claims to date, the sale and support of Arbor Essbase by the Company may entail the risk of such claims. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. See
"-- Year 2000 Compliance."

        Subordination. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default (as defined) under the Indenture and in certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes also are effectively subordinated to the liabilities, including trade payables, of any subsidiary of the Company. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or any subsidiary of the

Company, and the incurrence of additional indebtedness and other liabilities by the Company or any subsidiary of the Company could adversely affect the Company's ability to pay its obligations on the Notes. As of March 31, 1998, the Company had an insignificant amount of indebtedness outstanding that would have constituted Senior Indebtedness. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it will, and subsidiaries of the Company may, from time to time incur other additional indebtedness and liabilities. See "Description of Notes -- Subordination of Notes."

        Limitations on Redemption of Notes upon Fundamental Change. Upon a Fundamental Change (as defined), each holder of Notes will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes tendered by the holders thereof. In addition, the terms of the Company's existing credit facility provide that a Fundamental Change would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions, including restrictions and provisions that prohibit the Company from purchasing or redeeming any Notes. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent to repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Notes -- Redemption at Option of the Holder."

        Absence of Public Market for the Notes and Restrictions on Resale. The Notes were issued in March 1998 to a small number of institutional buyers. Prior to such issuance there has been no trading market for the Notes. The Notes issued in the initial private placement were designated for trading on the PORTAL Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected. If a public trading market develops for the Notes future trading prices of the Notes will depend upon many factors, including among other, prevailing interest rates and the market price of the shares of Common Stock of the Company. See "Description of Notes -- Registration Rights of the Noteholders" and "-- Plan of Distribution."

        Rating of Notes. The Company believes it is likely that one or more rating agencies may rate the Notes. There can be no assurance as to whether any such agency or agencies will rate the Notes or, if they do, what rating or ratings they will assign to the Notes. If one or more rating agencies assign the Notes a rating lower than that expected by investors, such event would likely have a material adverse effect on the market price of the Notes and the Company's Common Stock.

        Possible Price Volatility of Notes and Common Stock. The market prices for securities of technology companies have been highly volatile. The market price of the Notes and the shares of Common Stock into which the Notes are convertible may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, relationships with indirect channel partners, announcements relating to the Company's current litigation with Gentia Software or other disputes with indirect channel partners, customers or others, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software industry, adoption of new accounting standards by the software industry, changes in financial estimates by securities analysts, general market conditions, and other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that have often been unrelated to the operating performance of these companies. The Company's stock price has been, and is likely to continue to be, highly volatile. The market price (closing sale price) of the Company's Common Stock has fluctuated substantially in recent periods. These broad market fluctuations may adversely affect the market price of the Notes and the Common Stock into which the Notes are convertible, and there can be no assurance that the market price of the Notes and the Common Stock into which the Notes are convertible will not decline below the levels prevailing at the time of this offering. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources.

        Effect of Certain Charter Provisions; Certificate of Incorporation, Bylaws, and Delaware Law. Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. The authorized but unissued capital stock of the Company includes 5,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may in the future issue a series of preferred stock, without further stockholder approval, that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. See "Description of Capital Stock -- Preferred Stock." Further, Section 203 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. Any of the foregoing could adversely affect holders of the Company's Common Stock or discourage or make difficult any attempt to obtain control of the Company. See "Description of Capital Stock -- Antitakeover Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from sales of the Notes or the Shares by the Selling Securityholders.

                                 DIVIDEND POLICY

        The Company has never declared or paid cash dividends on its Common Stock and currently does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's credit facility restricts the Company's ability to pay cash dividends.

                       RATIO OF EARNINGS TO FIXED CHARGES

        For the year ended March 31, 1994, earnings were insufficient to cover fixed charges by approximately $2.2 million. For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases.


                                                                          YEAR ENDED MARCH 31,
                                            -----------------------------------------------------------------------------------
                                                1994            1995             1996              1997               1998
                                            ------------    -----------      ------------      -------------     --------------
Ratio of earnings to fixed charges               --                 2.3               7.9               14.3               14.4
                                            ============    ===========      ============      =============     ==============

                              DESCRIPTION OF NOTES

        The Notes were issued under an indenture, dated as of March 15, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). A copy of the form of Indenture and Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this Section to the "Company" are solely to Arbor Software Corporation, a Delaware corporation, and not its subsidiaries.

GENERAL

        The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes are limited to $100,000,000 aggregate principal amount, are issued only in denominations of $1,000 and multiples thereof and will mature on March 15, 2005 unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change (as defined).

        The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (as defined below under "Subordination of Notes") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described below under "Redemption at Option of the Holder."

        The Notes bear interest at the annual rate set forth on the cover page hereof from March 17, 1998 payable semi-annually on March 15 and September 15, commencing on September 15, 1998, to holders of record at the close of business on the preceding March 1 and September 1, respectively, except (i) that the interest payable upon redemption (unless the date of redemption is an interest payment date) will be payable to the person to whom principal is payable and
(ii) as set forth in the next succeeding sentence. In the case of any Note (or portion thereof) that is converted into Common Stock of the Company during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date either (i) if such Note (or portion thereof) has been called for redemption on a redemption date that occurs during such period, or is to be redeemed in connection with a Fundamental Change on a Repurchase Date (as defined) that occurs during such period, the Company shall not be required to pay interest on such interest payment date in respect of any such Note (or portion thereof) or (ii) if otherwise, any Note (or portion thereof) submitted for conversion during such period shall be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (see "Conversion of Notes"). Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Note register or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

FORM, DENOMINATION AND REGISTRATION

        The Notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

        Global Note, Book-Entry Form. Notes sold by the Selling Securityholders pursuant to the Registration Statement of which this Prospectus forms a part may be represented by a global Note (the "Registered Global Note"), except as set forth below under "Certificated Notes." The Registered Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Registered Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Purchasers of the Notes may hold their interests in the Registered Global Note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests into the Registered Global Note to such persons may be limited.

        Persons who are not Participants may beneficially own interests in the Registered Global Note held by DTC only through Participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Registered Global Note, Cede for all purposes will be considered the sole holder of the Registered Global Note. Except as provided below, owners of beneficial interests in the Registered Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive registered form, and will not be considered the holders thereof.

        Payment of interest on and the redemption price of the Registered Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Registered Global Note by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Registered Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Registered Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Registered Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Registered Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Registered Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Neither the Company nor the Trustee (nor any registrar, paying agent nor conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Registered Global Note are credited, and only in respect of the principal amount of the Notes represented by the Registered Global Note as to which such Participant or Participants has or have given such direction.

        DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Registered Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive registered form in exchange for the Registered Global Note.

        Certificated Notes. Holders of Notes may request that certificated Notes be issued in exchange for Notes represented by the Registered Global Note. Furthermore, certificated Notes may be issued in exchange for Notes represented by the Registered Global Note if no successor depositary is appointed by the Company as set forth above under "Global Note, Book-Entry Form."


CONVERSION OF NOTES

        The holders of Notes will be entitled at any time after 90 days following the latest date of original issuance thereof through the close of business on the final maturity date of the Notes, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Notes not called for redemption are converted during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. See "-- General." The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

        The initial conversion price of $56.357 share of Common Stock is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

        (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

        (ii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

        (iii)   certain subdivisions and combinations of the Common Stock;

        (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

        (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sale price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

        (vi) payment in respect of a tender offer or exchange offer by the Company or any Subsidiary (as defined) of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

        (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any Subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount that increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

        The Indenture will provide that if the Company implements a stockholders' rights plan, such rights plan must provide that, subject to customary exceptions, upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

        In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets (including cash) receivable in connection therewith.

        In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring an adjustment to the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations" below.

        The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

        The Notes are not entitled to any sinking fund. At any time on or after March 20, 2001, the Notes will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at the following prices (expressed as a percentage of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption.

        If redeemed during the period beginning March 20, 2001 and ending on March 14, 2002 at a redemption price of 102.571%, and if redeemed during the 12-month period beginning March 15:


                                                   REDEMPTION
                            YEAR                     PRICE
                            ----                     -----
                            2002..............       101.929%
                            2003..............       101.286
                            2004..............       100.643


and 100% at March 15, 2005; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Notes being redeemed.

        If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption.

        The Company may not give notice of any redemption of Notes if a default in payment of interest or premium on the Notes or any other Event of Default has occurred and is continuing.

REDEMPTION AT OPTION OF THE HOLDER

        If a Fundamental Change (as defined) occurs at any time prior to March 15, 2005, each holder of Notes shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Notes on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Notes will be redeemable in multiples of $1,000 principal amount.

        The Company shall redeem such Notes at a price (expressed as a percentage of the principal amount) equal to (i) 104.500% if the Repurchase Date is before March 15, 1999, (ii) 103.857% if the Repurchase Date is during the 12-month period beginning March 15, 1999; (iii) 103.214% if the Repurchase Date is during the period beginning March 15, 2000 and ending on March 19, 2001 and
(iv) thereafter at the redemption price set forth above under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Notes on the relevant record date.

        The Company is required to mail to all holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver the Trustee a copy of such notice. To exercise the redemption right, a holder of Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Notes to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Notes surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

        The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive, consideration which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). The Merger is not a Fundamental Change. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially be $29 1/8 and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $29 1/8 to the conversion price specified on the cover page of this Prospectus (without regards to any adjustment thereto).

        The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the redemption rights of the holders of Notes in the event of a Fundamental Change.

        The redemption rights of the holders of Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to redeem the Notes upon a Fundamental Change necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

        If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Notes tendered by the holders thereof. In addition, the terms of the Company's existing credit facility provide that a Fundamental Change would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions, including restrictions and provisions that prohibit the Company from purchasing or redeeming any Notes. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming the Notes, the Company could seek the consent of its then-existing lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming the Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

SUBORDINATION OF NOTES

        The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness of the Company. The Notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of the Company's subsidiaries. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest (including Liquidated Damages (as defined), if any) on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

        The Company also may not make any payment upon or in respect of the Notes (including upon redemption) if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of such Designated Senior Indebtedness as to which the default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture (a "Non-Payment Default"). Payments on the Notes may and shall be resumed (a) in case of a Payment Default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a Non-Payment Default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until
(i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest (including Liquidated Damages, if any) on the Notes that have come due have been paid in full in cash. No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full in cash or other payment satisfactory to holders of Senior Indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

        By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

        The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

        The term "Indebtedness" means, with respect to any Person (as defined), and without duplication:

        (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

        (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

        (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

        (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

        (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d),

        (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

        (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

        The term "Designated Senior Indebtedness" means the Company's credit facility and the Company's obligations under any other particular Senior Indebtedness with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

        As of March 31, 1998, the Company had an insignificant amount of indebtedness outstanding that would have constituted Senior Indebtedness. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.

        The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of the holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

        An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any (upon redemption or otherwise), on the Notes (whether or not such payment is permitted to be made under the subordination provisions described above); default for 30 days in payment of any installment of interest (including Liquidated Damages, if any) on the Notes (whether or not such payment is permitted to be made under the subordination provisions described above); default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries (as defined). The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest (including Liquidated Damages, if any) with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

        The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued interest (including Liquidated Damages, if any) on the Notes to be due and payable immediately. In the case of certain events of bankruptcy or insolvency of the Company, the principal of, premium, if any, and accrued interest (including Liquidated Damages, if any) on the Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest (including Liquidated Damages, if any) on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding.

        The Indenture provides that any payment of principal, premium, if any, or interest (including Liquidated Damages, if any) that is not made when due (whether or not such payment is permitted to be made under the subordination provisions described above) will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment.

        The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

        The Indenture provides that no holder of the Notes may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any (including upon redemption), or interest (including Liquidated Damages, if any), on the Notes, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default, and the holders of at least 25% in principal amount of the outstanding Notes shall have made a written request, and offered reasonable indemnity, to the Trustee to pursue the remedy, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to comply with such request within 60 days after receipt of such request.

MODIFICATION OF THE INDENTURE

        The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Note upon the happening of any Fundamental Change in a manner adverse to the holders of the Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes, without the consent of each holder of a Note so affected or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such modification of the Indenture or any such supplemental indenture, in each case without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of the holders of the Notes.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

        Pursuant to the terms of a Registration Rights Agreement dated as of March 15, 1998 between the Company and the initial purchasers named therein (the "Registration Rights Agreement"), the Company has filed with the Commission the Shelf Registration Statement, of which this Prospectus forms a part, covering resales by holders of the Notes and the Common Stock issuable upon conversion of the Notes. The Company has agreed to keep the Shelf Registration Statement effective until the earlier of (i) the sale pursuant to the Shelf Registration Statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of the Company under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 60 days in any three-month period or not to exceed an aggregate of 90 days in any 12-month period. The Company has agreed to pay predetermined liquidated damages ("Liquidated Damages") (i) in respect of the Notes, at a rate per annum equal to .5% of the principal amount of the Notes, and (ii) in respect of any shares of Common Stock, at a rate per annum equal to .5% of the then applicable Conversion Price, to holders of Notes and holders of Common Stock issued upon conversion of the Notes if the Shelf Registration Statement is unavailable for periods in excess of those permitted above. A holder who sells Notes and Common Stock issued upon conversion of the Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling stockholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification provisions). The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes and the Common Stock issued upon conversion of the Notes. The Shelf Registration Statement permits resales of Registrable Securities by selling security holders through brokers and dealers.

        The Company has agreed in the Registration Rights Agreement to give notice to all holders of the filing and effectiveness of the Shelf Registration Statement by release made to Reuters Economic Services and Bloomberg Business News. Attached to this Prospectus as Annex A is a form of notice and questionnaire (the "Questionnaire") to be completed and delivered by a holder to the Company at least three business days prior to any intended distribution of Registrable Securities pursuant to the Shelf Registration Statement. Holders are required to complete and deliver the Questionnaire prior to the effectiveness of the Shelf Registration Statement so that such holders may be named as selling stockholders in the related prospectus at the time of effectiveness. Upon receipt of such a completed Questionnaire, together with such other information as may be reasonably requested by the Company, from a holder following the effectiveness of the Shelf Registration Statement, the Company will, as promptly as practicable but in any event within five business days of such receipt, file such amendments to the Shelf Registration Statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of Registrable Securities (subject to the Company's right to suspend the use of the prospectus as described above). The Company has agreed to pay Liquidated Damages to such holder if the Company fails to make such filing in the time required or, if such filing is a post-effective amendment to the Shelf Registration Statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof. Any holder that does not complete and deliver a Questionnaire or provide such other information will not be named as a selling stockholder in the prospectus and therefore will not be permitted to sell any Registrable Securities pursuant to the Shelf Registration Statement.

        The summary herein of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

INFORMATION CONCERNING THE TRUSTEE

        State Street Bank and Trust Company of California, N.A., as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, Note registrar and custodian with regard to the Notes.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

        As of May 31, 1998, there were 11,470,075 shares of Common Stock outstanding that were held of record by approximately 274 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

        The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certificate of Incorporation and Bylaws

        The Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. In addition, the Company's Amended and Restated Bylaws will not permit the stockholders of the Company to call a special meeting of stockholders. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Effect of Certain Charter Provisions; Certificate of Incorporation, Bylaws, and Delaware Law."

Delaware Antitakeover Statute

        The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

        As of January 31, 1998, the holders of 779,534 shares of Common Stock (the "Registrable Securities") were entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between the Company and the holders of such Registrable Securities, if the Company proposed to register any of its securities under the Securities Act, either for its own account or, for certain such holders, for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, certain of such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its reasonable efforts to effect such registration. Further, certain such holders may require the Company to file additional registration statements on Form S-3. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Common Stock is Boston EquiServe, L.P.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell Notes or Common Stock under the constructive sale provisions of the Code. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

NOTES PURCHASED AT A MARKET DISCOUNT

       Subject to a de minimis exception, a holder of a Note acquired at a market discount will generally be required to (i) recognize as ordinary income any gain realized on the disposition of the Note to the extent of the accrued market discount on the Note at the time of disposition and (ii) include in gross income, as ordinary income, any partial principal payment on the Note to the extent such payment does not exceed the accrued market discount on the Note at the time of such partial payment. For purposes of clause (i) of the preceding sentence, (i) subject to certain exceptions, such gain will generally be recognized notwithstanding that the Note is disposed of in a transaction in which gain or loss is otherwise not recognized and (ii) in the case of a disposition other than a sale, exchange or involuntary conversion, the holder of the Note shall be treated as realizing an amount equal to the fair market value of the Note. For this purpose, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of the Note, or, at the election of the holder, under a constant yield method. A holder of a Note acquired at a market discount may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the Note is disposed of in a taxable transaction. The foregoing rules will not apply if the holder elects to include accrued market discount in income currently. If a holder acquires a Note at a market discount and receives Common stock upon conversion of the Note, the amount of accrued market discount with respect to the Note through the date of the conversion will be treated, under regulations to be issued, as ordinary income on the disposition of the Common Stock.

NOTES PURCHASED AT A PREMIUM

        A holder that purchases a Note for an amount in excess of its principal amount may be entitled to elect to treat a portion of such excess as "amortizable bond premium," which will (i) reduce the amount required to be included in the holder's income each year as interest on the Note by the amount of such premium allocable to that year based on the Note's yield to maturity and
(ii) reduce the tax basis of the Note by the amount of such premium allocable to that year. The amount of amortizable bond premium will not, however, include any amount attributable to the conversion features of the Note. An election to amortize bond premium will apply to all bonds (other than tax-exempt bonds) held by the holder at the beginning of the taxable year to which the election applies or thereafter acquired by the holder.

TAXATION OF INTEREST

        Interest paid on the Notes will be included in the income of a holder as ordinary income at the time it is treated as received or accrued, in accordance with the holder's regular method of tax accounting. Failure of the Company to file or cause to be declared effective a shelf registration statement as described under "Description of Notes -- Registration Rights of the Noteholders" may result in the payment of predetermined liquidated damages in the manner described therein, which payments will result in the recognition of additional interest or original issue discount income with respect to the Notes. According to Treasury Regulations, the possibility of an additional payment under a Note will not affect the amount of interest or original issue discount income recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a liquidated damages payment with respect to the Notes is remote and does not intend to treat such possibility as affecting the yield to maturity of any Note. Similarly, the Company intends to take the position that a "Fundamental Change" is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of a "Fundamental Change" as affecting the yield to maturity of any Note. There can be no assurance that the IRS will agree with such positions.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

        Except as discussed above under "-Notes Purchased at a Market Discount," upon the sale, exchange or redemption of a Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (ii) such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by an individual will generally be subject to a maximum rate of tax of 28% on property held more than one year, and a maximum rate of tax of 20% on property held more than eighteen months.

CONVERSION OF THE NOTES

        A holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent the Common Stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of Common Stock. A holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted. However, a holder's tax basis in shares of Common Stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

        Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

DIVIDENDS

        Dividends, if any, paid on the Common Stock after a conversion generally will be included in the income of a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits as they are properly accrued as dividend income.

        Holders of convertible debt instruments such as the Notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to stockholders of the Company) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of Notes might be deemed to have received constructive distributions taxable as dividends even though they have not received any cash or property as a result of such adjustments. In certain circumstances the failure of the Notes to provide for such an adjustment may result in taxable dividend income to the holders of Common Stock.

SALE OF COMMON STOCK

        Except as discussed above under "--Notes Purchased at a Market Discount," upon the sale or exchange of Common Stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in Common Stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by an individual will generally be subject to a maximum rate of tax of 28% on property held more than one year, and a maximum rate of tax of 20% on property held more than eighteen months. A holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

        In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock, and a 31% backup withholding tax may apply to some or all of such payments unless the holder of such Note or Common Stock
(i) certifies that it is a corporation, a "United

States Alien Holder" (as defined below) that is not engaged in a United States trade or business, or comes within certain other exempt categories and when required demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

SPECIAL TAX RULES APPLICABLE TO FOREIGN HOLDERS

        For purposes of the following discussion, a "United States Alien Holder" is any holder who, for United States Federal income tax purposes, is a foreign corporation, a foreign partnership, a nonresident alien individual, an estate, other than an estate the income of which is includible in income for Federal income tax purposes regardless of its source, or a trust other than a trust for which a court within the United States is able to exercise primary supervision over the administration of the trust, and for which one or more United States persons have the authority to control all substantial decisions of the trust.

        Payments of interest on the Notes to a United States Alien Holder will not be subject to United States Federal withholding tax provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related to the Company through stock ownership, (c) either (1) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof and (d) the Notes are in registered form.

        A United States Alien Holder generally will not be subject to United States Federal income or withholding tax on gain realized on the sale or exchange of Notes or Common Stock unless (i) subject to certain exceptions, the holder is an individual who was present in the United States for 183 days or more during the taxable year and to whom such gain is, under applicable tax rules, considered to be from United States sources, (ii) the gain is effectively connected with the conduct of a trade or business of the holder in the United States or, in the case of certain residents of countries which have an income tax treaty in force with the United States, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States as such terms are defined in the applicable treaty, (iii) the holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates (including certain former citizens or residents of the United States) or (iv) the Company is or has been a "United States real property holding corporation" at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

        Income received by a United States Alien Holder in the form of interest on Notes or dividends on Common Stock will be subject to a United States Federal withholding tax at a 30% rate upon the actual payment of the dividends or interest, except as described above with respect to the payment of interest and except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. However, a United States Alien Holder generally will be taxed in the same manner as a United States corporation or resident with respect to such income if it is effectively connected with the conduct of a trade or business in the United States or, in the case of certain residents of countries which have an income tax treaty in force with the United States, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States as such terms are defined in the applicable treaty. Such effectively connected income or income attributable to a permanent establishment received by a United States Alien Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

        Dividends paid to United States Alien Holders that are subject to the withholding tax described above will generally be exempt from United States backup withholding tax but will be subject to certain information reporting. Backup withholding generally will not apply to payments of interest made to a United States Alien Holder if the certification described above under "Information Reporting and Backup Withholding Tax" is received, but will be subject to certain information reporting. Payment of the proceeds of the sale of Notes or Common Stock to or through a United States office of a broker will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge that such certification is false or the exemption is otherwise not applicable. Payment of the proceeds of the sale of Notes or Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding tax. However, in the case of the payment of proceeds from the disposition of Notes or Common Stock through a foreign office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States Federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a non-United States person and the broker has no actual knowledge to the contrary or unless another exemption is established. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a United States person. Payments of principal on the Notes by the Company may in certain circumstances be required to be reported to the IRS. Any amounts withheld under the backup withholding rules from a payment to a United States Alien Holder will be allowed as a refund or a credit against such United States Alien Holder's United States Federal income tax, provided that the required information is furnished to the IRS. Copies of any informational reports made to the IRS may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the United States Alien Holder resides.

        Recently issued Treasury Regulations that are generally effective on and after January 1, 1999 (the "Withholding Regulations") alter the foregoing rules in certain respects. The Withholding Regulations provide presumptions under which a United States Alien Holder is subject to backup withholding at the rate of 31% and information reporting unless the Company receives certification of the holder's non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the holder, (ii) in the case of a holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) by certain qualified financial institutions or other qualified entities on behalf of the holder.

        Prospective investors should generally consult their tax advisors with respect to the presumptions and procedures that apply in obtaining any applicable treaty benefits. In this connection, prospective investors should be aware that the Withholding Regulations will in some cases impose an additional certification requirement in order to obtain such benefits. Moreover, recently released Treasury Regulations that are effective for payments made on or after January 1, 1998, provide special rules for determining whether, for purposes of determining the applicability of a treaty, dividends paid to a non-U.S. holder that is an entity should be treated as having been paid to an entity or to those holding an interest in that entity.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF THE COMPANY. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF THE COMPANY, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                             SELLING SECURITYHOLDERS

        The Notes were originally acquired on March 17, 1998 from the Company by the Initial Purchasers in a private placement. The Initial Purchasers advised the Company that the Initial Purchasers have resold the Notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501 (a) (1),
(2), (3) or (7) under the Securities Act). The Notes and the Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders. The following table sets forth certain information concerning the principal amount of Notes beneficially owned by each Selling Securityholder and the number of Shares that may be offered from time to time pursuant to this Prospectus.


                                                                    Principal Amount
                                                                       of Notes                                Number of
                                                                   Beneficially Owned    Percentage of     Shares that May Be
Name of Selling Securityholder                                      That May Be Sold   Notes Outstanding      Sold (1)(2)
Alexandra Global Investment Fund 1 Ltd.                               $ 2,500,000            2.50%               44,360

AFTRA Health Fund                                                     $ 1,000,000            1.00                17,744

Aloha Airlines Non-Pilots Pension Trust                               $   175,000               *                 3,105

Aloha Airlines Pilots Retirement Trust                                $   100,000               *                 1,744

Argent Classic Convertible Arbitrage Fund L.P.                        $ 1,400,000            1.40                24,841

Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.              $ 1,600,000            1.60                28,390

Christian Science Trustees For Gifts and Endowments                   $   200,000               *                 3,548

COVA Bond Debenture                                                   $   500,000               *                 8,872

Declaration of Trust for the Defined Benefit Plans of ICI             $   770,000               *                13,662
American Holdings Inc.

Declaration of Trust for the Defined Benefit Plans of ZENECA          $   510,000               *                 9,049
Holdings Inc.

Delaware PERS                                                         $   850,000               *                15,082

Delaware State Employees' Retirement Fund                             $ 2,820,000            2.82                50,038

Deutsche Bank A.G                                                     $ 4,500,000            4.50                79,848

Deutsche Morgan Grenfell Inc.                                         $ 5,345,000            5.34                94,841

ELF Aquitaine                                                         $   100,000               *                 1,744

First Church of Christ, Scientist - Endowment                         $   220,000               *                 3,903

General Motors Employees Domestic Group Trust                         $10,070,000           10.07               178,682

Goldman, Sachs & Co.                                                  $ 5,250,000            5.25                93,156

Hawaiian Airlines Employees Pension Plan-IAM                          $    55,000               *                   975

Hawaiian Airlines Pension Plan for Salaried Employees                 $    15,000               *                   266

Hawaiian Airlines Pilots Retirement Plan                              $    80,000               *                 1,419

ICI American Holdings Trust                                           $   400,000               *                 7,097

Kapiolani Medical Center                                              $   125,000               *                 2,218

MainStay Covertible Portfolio                                         $ 2,000,000            2.00                35,488

MainStay VP Covertible Portfolio                                      $ 1,000,000            1.00                17,744

Massachusetts Corporate Value Partners Limited                        $ 1,075,000            1.07                19,074

Massachusetts High Yield Partners LLC                                 $   500,000               *                 8,872

Massachusetts Mutual Life Insurance Company                           $ 3,125,000            3.12                55,450

MassMutual Corporate Investors                                        $   200,000               *                 3,548

MassMutual Participation Investors                                    $   100,000               *                 1,774

Nalco Chemical Company                                                $   200,000               *                 3,548

Sailflag Co. in favor of State Street Bank & Trust Co.                $ 3,000,000            3.00                53,232
(Quest Growth & Income Fund)

Societe General Securities Corp.                                      $ 1,500,000            1.50                26,616

Starvest Discretionary Portfolio                                      $   325,000               *                 5,766

State of Oregon Equity                                                $ 4,050,000            4.05                71,863

The TWC Group, Inc.                                                   $ 3,885,000            3.88                68,935

Thermo Electron Balanced Investment Fund                              $   810,000               *                14,372

Van Kampen American Capital Harbor Fund                               $ 3,400,000            3.40                60,329

Van Kampen American Capital Convertible Securities Fund               $   600,000               *                10,646

Zeneca Holdings Trust                                                 $   400,000               *                 7,097

Any other holders of Notes or future transferee, pledgee,              45,755,000           45.75%              811,877
donee or successor of or from any such other holder (3)(4)

TOTAL                                                                  100,000,00          100.00%            1,774,403

*     Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $56.357 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Except for the 178,682 Shares issuable upon conversion of the Notes to the General Motors Employees Domestic Group Trust which constitutes 1.56% of the Company's outstanding Common Stock as of May 31, 1998, the number of Shares held by each holder named herein is less than 1% of the Company's Outstanding Common Stock as of May 31, 1998.

(3) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(4) Because a Selling Securityholder may sell all or a portion of the Notes and the Shares pursuant to this Prospectus, no estimate can be given as to the number and percentages of Notes or Shares that will be held by the Selling Securityholder upon termination of any such sales.

        The preceding table has been prepared based upon the information furnished to the Company by the Selling Securityholders named therein.

        The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

        The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisors to holders of the Notes and the Shares) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

        The Company will not receive any of the proceeds from the sale of Notes and the Shares by the Selling Securityholders. The Selling Securityholders may sell all or a portion of the Notes and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Shares of Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares offered by them hereby will be the purchase price of such Notes or Shares less discounts and commissions, if any.

        The Notes and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

        The outstanding Common Stock is publicly traded on the Nasdaq National Market, and the Shares have been approved for trading on the Nasdaq National Market.

The Company does not intend to apply for listing of the Notes on any securities exchange. No assurance can be given as to the development or liquidity of any trading market that may develop for the Notes. See "Risk Factors -- Absence of Public Market for the Notes."

        In order to comply with the securities laws of certain states, if applicable, the Notes and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profits realized by the Selling Securityholders on the resales of the Notes or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholders may transfer, devise or gift such securities by other means not described herein.

        The Notes were originally sold by the Company to the Initial Purchasers on April 15, 1997 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Notes by the Initial Purchasers. The Registration Rights Agreement provides for the Company and the Selling Securityholders to indemnify each other against certain liabilities arising under the Securities Act.

        The Company has agreed to use reasonable efforts to cause the registration statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective until the earlier of (i) the sale pursuant to the registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus in connection with sales of Notes and Shares by holders for a period not to exceed 60 days in any three-month period, or not to exceed an aggregate of 90 days in any 12-month period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

        The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

                                  LEGAL MATTERS

        The validity of the Notes and the Shares will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Arbor Software Corporation for the year ended March 31, 1998 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    ANNEX A


                           ARBOR SOFTWARE CORPORATION


            Form of Selling Securityholder Notice and Questionnaire

               The undersigned beneficial holder of 4 1/2% Convertible Subordinated Notes due 2005 (the "Notes") of Arbor Software Corporation (the "Company" or "Registrant") or Common Stock, $0.001 par value (the "Common Stock" and, together with the Notes, the "Registrable Securities") of the Company understands that the Registrant has filed or intends to file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Shelf Registration Statement") for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement, dated as of March 15, 1998 (the "Registration Rights Agreement"), between the Company and the Initial Purchasers named therein. A copy of the Registration Rights Agreement is available from the Company upon requests at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement.

               Each beneficial owner of Registrable Securities is entitled to the benefits of the Registration Rights Agreement. In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions, as described below). Beneficial owners that do not complete this Notice and Questionnaire and deliver it to the Company as provided below will not be named as selling securityholders in the prospectus and therefore will not be permitted to sell any Registrable Securities pursuant to the Shelf Registration Statement. Beneficial owners are encouraged to complete and deliver this Notice and Questionnaire prior to the effectiveness of the Shelf Registration Statement so that such beneficial owners may be named as selling securityholders in the related prospectus at the time of effectiveness. Upon receipt of a completed Notice and Questionnaire from a beneficial owner following the effectiveness of the Shelf Registration Statement, the Company will, as promptly as practicable but in any event within five business days of such receipt, file such amendments to the Shelf Registration Statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of Registrable Securities. The Company has agreed to pay liquidated damages pursuant to the Registration Rights Agreement under certain circumstances as set forth therein.

               Certain legal consequences arise from being named as a selling securityholder in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling securityholder in the Shelf Registration Statement and the related prospectus.

                                     NOTICE

               The undersigned beneficial owner (the "Selling Securityholder") of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

               Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company's directors, the Company's officers who sign the Company Registration Statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against certain losses arising in connection with statements concerning the undersigned made in the Company's Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

               The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

                                  QUESTIONNAIRE


1. (a) Full Legal Name of Selling Securityholder:

       _________________________________________________________________________

   (b) Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in (3) below are held:

       _________________________________________________________________________

   (c) Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in (3) below are held:

       _________________________________________________________________________

2. Address for Notices to Selling Securityholder:

   _____________________________________________________________________________

   _____________________________________________________________________________

   _____________________________________________________________________________

   Telephone:___________________________________________________________________

   Fax:_________________________________________________________________________

   Contact Person:______________________________________________________________

3. Beneficial Ownership of Registrable Securities:

   (a) Type and Principal Amount Registrable Securities beneficially owned:

   _____________________________________________________________________________

   _____________________________________________________________________________

   (b) CUSIP No(s). of such Registrable Securities beneficially owned:

   _____________________________________________________________________________

   _____________________________________________________________________________


4. Beneficial Ownership of Other Securities of the Company owned by the Selling Securityholder:

   Except as set forth below in this Item (4), the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item (3).

   (a) Type and Amount of Other Securities beneficially owned by the Selling
       Securityholder:

   _____________________________________________________________________________

   _____________________________________________________________________________

   (b) CUSIP No(s). of such Other Securities beneficially owned:

   _____________________________________________________________________________

   _____________________________________________________________________________


5. Relationships with the Company:

    Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

    State any exceptions here:__________________________________________________

6.  Plan of Distribution:

    Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Shelf Registration Statement only as follows (if at all): Such Registrable Securities may be sold from time to time directly by the undersigned or, alternatively, through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with sales of the Registrable Securities or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities in the course of hedging in positions they assume. The undersigned may also sell Registrable Securities short and deliver Registrable Securities to close out short positions, or loan or pledge Registrable Securities to broker-dealers that in turn may sell such securities.

    State any exceptions here:__________________________________________________
    Note: In no event will such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of the Company.

    The undersigned acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Shelf Registration Agreement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

    The Selling Securityholder hereby acknowledges its obligations under the Registrable Rights Agreement to indemnify and hold harmless certain persons as set forth herein.

    Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the Selling Securityholder against certain liabilities.

    In accordance with the undersigned's obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing at the address set forth below.

    By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items (1) through (6) above and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus.

               IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.


Dated __________________                    ____________________________________
                                                        Beneficial Owner


                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________



               PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND
                                  QUESTIONNAIRE
                        TO ARBOR SOFTWARE CORPORATION AT:

                           Arbor Software Corporation
                              1344 Crossman Avenue
                           Sunnyvale, California 94089
               Attn: Stephen V. Imbler, Senior Vice President and
                             Chief Financial Officer

                                 with a copy to:

          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                              Menlo Park, CA 94025

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM. 14 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



        The estimated expenses payable by the Registrant in connection with the distribution of the securities being registered are as follows:


SEC Registration Fee                                                    $ 30,304
Nasdaq National Market Listing Fee                                        17,500
Accounting Fees and Expenses                                              10,000
Legal Fees and Expenses                                                   25,000
Blue Sky Fees and Expenses                                                 2,000
Miscellaneous                                                             15,196

Total                                                                   $100,000


               ITEM. 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        SubSection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        SubSection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

        The Registrant also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article EIGHT of the Registrant's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

               ITEM. 16 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

              4.2       Specimen Common Stock certificate (1)
              4.5 Indenture dated as of March 15, 1998 between the Registrant and State Street Bank & Trust Company of California, N.A. (2)
              4.6 Registration Rights Agreement dated as of March 15, 1998 between the Registrant, Morgan Stanley & Co. Incorporated and BancAmerica Robertson Stephens (2)
              4.7       Form of Note (included in Exhibit 4.5)
              5.1 Form of Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
              12.1 Statement re: calculation of ratio of earnings to fixed charges
              23.1      Consent of Price Waterhouse LLP, Independent Accountants
              23.2      Consent of Counsel (Reference is made to Exhibit 5.1)
              24.1      Power of Attorney (see page II-4)
              25.1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1
              27.1      Financial Data Schedule (3)

-------------------

(1) Incorporated by reference to such exhibit as filed in the Registrant's Registration Statement on Form S-1, filed November 6, 1995 (File No. 33-97098), as amended.

(2) Incorporated by reference to such exhibit as filed in the Registrant's Current Report on Form 8-K, dated March 5, 1998, filed with the Commission on March 17, 1998.

(3) Incorporated by reference to such exhibit as filed in the Registrant's Form 10-K for the fiscal year ended March 31, 1998.

                              ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (1)(i) and (1)(ii) of this Section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, State of California, on the 12th day of June, 1998.

                                      ARBOR SOFTWARE CORPORATION

                                      By: /s/ John M. Dillon
                                          ----------------------------------
                                          John M. Dillon
                                          President, Chief Executive Officer
                                          and Chairman of the Board


        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John M. Dillon his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-if-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURES                                   TITLE                                         DATE
/s/ John M. Dillon                  President, Chief Executive Officer, and                   June 12 , 1998
-----------------------------       Chairman of the Board (Principal Executive
    John M. Dillon                                 Officer)

/s/ Stephen V. Imbler                        Senior Vice President and                        June 12 , 1998
-----------------------------           Chief Financial Officer (Principal
    Stephen V. Imbler                   Financial and Accounting Officer)

/s/ Mark W. Perry                                  Director                                   June 12 , 1998
-----------------------------
    Mark W. Perry

/s/ Jeffrey R. Rodek                               Director                                   June 12 , 1998
-----------------------------
    Jeffrey R. Rodek

/s/ Ann L. Winblad                                 Director                                   June 12 , 1998
-----------------------------
    Ann L. Winblad

                                 EXHIBIT INDEX


Exhibit
  No.                                   Description
-------    ---------------------------------------------------------------------
 4.2        Specimen Common Stock certificate(1)
 4.5        Indenture dated as of March 15, 1998 between the Registrant and
            State Street Bank & Trust Company of California, N.A.(2)
 4.6        Registration Rights Agreement dated as of March 15, 1998 between the Registrant, Morgan Stanley & Co. Incorporated and BancAmerica
            Robertson Stephens(2)
 4.7        Form of Note (included in Exhibit 4.5)
 5.1        Form of Opinion of Gunderson Dettmer Stough Villeneve Franklin
            & Hachigian, LLP
12.1        Statement re: calculation of ratio of earnings to fixed charges
23.1        Consent of Price Waterhouse LLP, Independent Accountants
23.2        Consent of Counsel (Reference is made to Exhibit 5.1)
24.1        Power of Attorney (see page II-4)
25.1        Statement of Eligibility and Qualification Under the Trust
            Indenture Act of 1939 of a Corporation designated to act as
            Trustee on Form T-1
27.1        Financial Data Schedule(3)

----------
(1) Incorporated by Reference to such exhibit as filed in the Registrant's Registration Statement on Form S-1, filed on November 6, 1995 (File No. 33-97098), as amended.

(2) Incorporated by reference to such exhibit as filed in the Registrant's Current Report on Form 8-K, dated March 5, 1998, filed with the Commission on March 17, 1998.

(3) Incorporated by reference to such exhibit as filed in the Registrant's Form 10-K for the fiscal year ended March 31, 1998.